SCHEDULE 14C
                               (Rule 14C-101)

           INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

/X/ Preliminary Information Statement       / / Confidential, for use of the
                                            Commission only (as permitted by
/ / Definitive Information Statement        Rule 14c-5(d)(2))


                            PLAYBOY ENTERPRISES, INC.
   ---------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

         Payment of Filing Fee (Check the appropriate box):

         /X/ No fee required.

         / / Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

         (1) Title of each class of securities to which transaction applies:

-------------------------------------------------------------------------------

         (2) Aggregate number of securities to which transaction applies:

-------------------------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

-------------------------------------------------------------------------------

         (4) Proposed maximum aggregate value of transaction:

-------------------------------------------------------------------------------

         (5) Total fee paid:

-------------------------------------------------------------------------------

         / / Fee paid previously with preliminary materials.

         / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount previously paid:

-------------------------------------------------------------------------------

         (2) Form, schedule or registration statement number:

-------------------------------------------------------------------------------

         (3) Filing party:

-------------------------------------------------------------------------------

         (4) Date filed:

-------------------------------------------------------------------------------

                        [PLAYBOY ENTERPRISES, INC. LOGO]

                           680 North Lake Shore Drive
                             Chicago, Illinois 60611


                                ________________

                       Notice of Action by Written Consent

                                _________________



Dear Stockholder:

         We would like to inform you of important corporate actions that have recently been taken.

         As previously announced, on March 11, 2003, we completed the private offering of $115 million aggregate principal amount of senior secured notes of PEI Holdings, Inc., or Holdings, a wholly owned subsidiary of ours. In connection with the sale of these notes, we restructured the outstanding indebtedness of Playboy.com, Inc. owed to Hugh M. Hefner, our founder and Editor-in-Chief, by extinguishing that indebtedness in exchange for shares of two series of preferred stock of Holdings and cash. The shares of Holdings preferred stock that Mr. Hefner received at the time of the closing of the note offering will be exchanged for a new series of our preferred stock that is convertible into shares of our Class B common stock and for additional shares of our Class B common stock when the corporate actions described in the attached Information Statement take effect. The terms of the preferred stock and the exchange are described in more detail in the Information Statement.

         Our amended and restated certificate of incorporation, or charter, currently does not permit us to issue preferred stock. As a result, we are amending our charter to authorize undesignated preferred stock so that we can issue shares of preferred stock to Mr. Hefner in exchange for the shares of preferred stock of Holdings that he now owns and to give us greater flexibility in raising capital, structuring transactions that involve the issuance of preferred stock, engaging in future acquisitions and other corporate purposes. Under Delaware law, approval of the amendment to our charter requires the affirmative vote of a majority of the outstanding shares of our voting stock. In addition, under the rules of the New York Stock Exchange, the approval of a majority of the outstanding shares of our voting stock is required prior to the issuance to Mr. Hefner of shares of our Class B common stock and shares of preferred stock convertible into shares of our Class B common stock. Mr. Hefner, as trustee for The Hugh M. Hefner 1991 Trust, has sole investment and voting power over approximately 69.53% of our outstanding voting stock, which is sufficient for stockholder approval of these matters. On March 11, 2003, Mr. Hefner approved these actions by written consent. As a result, no action is required on your part. We are furnishing this Information Statement to you solely for the purpose of informing you that we have taken these actions, as we are required to do under the Securities Exchange Act of 1934, as amended, and Delaware law. Please read the Information Statement carefully. We thank you for your continued support.

         WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.


                                            Sincerely,


                                            Christie Hefner
                                            Chairman and Chief Executive Officer

April     , 2003

                         PLAYBOY ENTERPRISES, INC.
                         680 North Lake Shore Drive
                          Chicago, Illinois 60611


                              ________________

                     Preliminary Information Statement

                             _________________



         We are furnishing this Information Statement to you in connection with the approval by our Board of Directors of the matters described below and the subsequent approval of these matters by written consent of the holder of a majority of our outstanding shares of voting stock, which we refer to in this Information Statement as the written consent. The following actions were approved in the written consent:

         1. an amendment to our amended and restated certificate of incorporation, which we refer to in this Information Statement as the charter amendment, to authorize undesignated preferred stock; and

         2. our issuance, which we sometimes refer to in this Information Statement as the Playboy stock issuance, to Hugh M. Hefner, our founder and Editor-in-Chief, of shares of our Class B common stock and shares of a new series of our preferred stock that is convertible into shares of our Class B common stock, in exchange for shares of preferred stock of PEI Holdings, Inc., or Holdings, a wholly owned subsidiary of ours, that Mr. Hefner currently owns.

         The charter amendment and the Playboy stock issuance are part of a transaction, which we refer to in this Information Statement as the Hefner debt restructuring, in which we agreed, pursuant to the terms of an exchange agreement, dated as of March 11, 2003, between us, Holdings, Playboy.com, Inc. and Mr. Hefner, to restructure the outstanding indebtedness of Playboy.com owed to Mr. Hefner. This Information Statement more fully describes the terms and conditions of the proposed charter amendment and the Playboy stock issuance. You are urged to read this Information Statement thoroughly.

         Our Board of Directors has adopted a resolution that sets forth and declares advisable the charter amendment and the Playboy stock issuance. Mr. Hefner, as trustee for The Hugh M. Hefner 1991 Trust, has sole investment and voting power over approximately 69.53% of our outstanding voting stock, which is sufficient for stockholder approval of these matters under the Delaware General Corporation Law, or the DGCL, and the rules of the New York Stock Exchange. On March 11, 2003, Mr. Hefner approved these actions by written consent. As a result, no action is required on your part. We are furnishing this Information Statement to you solely for the purpose of informing you that we have taken these actions, as we are required to do under the Securities Exchange Act of 1934, as amended, and the DGCL.

         WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

         Our Class A common stock will continue to trade on the New York Stock Exchange under the trading symbol "PLAA" and our Class B common stock will continue to trade on the New York Stock Exchange under the trading symbol "PLA."

         This Information Statement is being mailed on or about April , 2003, to holders of record on March 17, 2003, of shares of our Class A common stock and Class B common stock.

         We intend to take all necessary action to effect the charter amendment on or after April , 2003 (20 days from the date of the mailing of this Information Statement). We intend to take all actions necessary to effect the Playboy stock issuance as soon as practicable following the effectiveness of the charter amendment.

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS........................................................1
ACTIONS TAKEN BY WRITTEN CONSENT.............................................3
DESCRIPTION OF CAPITAL STOCK.................................................6
PLAYBOY STOCK OWNERSHIP.....................................................11
WHERE YOU CAN FIND MORE INFORMATION.........................................13
EXHIBIT A - CHARTER AMENDMENT..............................................A-1

                             QUESTIONS AND ANSWERS

Q1.   Why are you amending the charter of Playboy Enterprises, Inc.?

A1.   Our charter currently does not permit the issuance of preferred stock. We are now amending our charter to authorize undesignated preferred stock, with a limitation of 10,000,000 authorized shares. The charter amendment will allow us to complete the Hefner debt restructuring and provides us with greater flexibility in our capital structure.

     As we previously announced, on March 11, 2003, we completed the private offering of $115 million aggregate principal amount of senior secured notes of Holdings. In connection with the sale of these notes, we restructured the outstanding indebtedness of Playboy.com owed to Mr. Hefner by extinguishing that indebtedness in exchange for shares of two series of preferred stock of Holdings and cash. As part of the Hefner debt restructuring, we agreed to exchange the shares of preferred stock of Holdings for shares of our Class B common stock and 1,674 shares of a new series of our preferred stock that is convertible into shares of our Class B common stock. In order to enable us to issue preferred stock in this exchange, we need to amend our charter. As soon as practicable following the effectiveness of the charter amendment, our Board of Directors will designate a new series of preferred stock as Series A Convertible Preferred Stock, which we refer to in this Information Statement as the Playboy Convertible Preferred Stock.

     In addition to allowing us to complete the Hefner debt restructuring, having undesignated preferred stock available for issuance will provide us with greater flexibility in raising capital, structuring transactions that involve the issuance of preferred stock, engaging in future acquisitions and other corporate purposes. As a general matter, we will be able to issue shares of preferred stock, up to the maximum number of authorized shares, without any further action by stockholders.

Q2.   What approval is required in connection with the charter amendment and the
Playboy stock issuance?

A2.   Approval of the charter amendment under the DGCL requires the affirmative vote of the holders of a majority of the outstanding shares of our voting stock. Under the rules of the New York Stock Exchange, the approval of a majority of the outstanding shares of our voting stock is required prior to the Playboy stock issuance because the number of shares of Class B common stock to be issued to Mr. Hefner, together with the number of shares of Class
B common stock into which the Playboy Convertible Preferred Stock may be converted, exceeds one percent of the number of shares of Class B common stock outstanding before the Playboy stock issuance.

Q3.   Is my vote needed to approve the charter amendment or the Playboy stock issuance?

A3.   No. The DGCL allows stockholders to act by written consent instead of holding a meeting, unless prohibited by a company's certificate of incorporation. Our charter does not prohibit stockholder action by written consent. In fact, our bylaws expressly provide that any action which is required to or may be taken at a meeting of stockholders may be taken by written consent in lieu of a meeting. Mr. Hefner, through The Hugh M. Hefner 1991 Trust, has sole investment and voting power over approximately 69.53% of our outstanding voting stock, which is sufficient for stockholder approval of the charter amendment and the Playboy stock issuance. Because Mr. Hefner has signed the written consent approving these matters, no action is required on your part. APPROVAL OF THE MATTERS DESCRIBED IN THIS INFORMATION STATEMENT HAS BEEN OBTAINED WITHOUT THE VOTE OF ANY OTHER STOCKHOLDER. For additional information regarding the written consent, see the section of this Information Statement entitled "Actions Taken By Written Consent -- Approval Necessary; Stockholder Action" on page 5.

Q4.   When do you expect the charter amendment to take effect and when will you issue the shares of Class B common stock and Playboy Convertible Preferred
Stock?

A4.   We expect the charter amendment to take effect on or after April  , 2003
(20 calendar days from the date of the mailing of this Information Statement). As soon as practicable after the effective date of the charter amendment, our Board of Directors will designate the Playboy Convertible Preferred Stock and, thereafter, we will complete the Hefner debt restructuring by issuing shares of our Class B common stock and Playboy Convertible Preferred Stock to Mr. Hefner in exchange for the shares of preferred stock of Holdings he now owns. For additional information regarding timing of these actions, see the section of this Information Statement entitled "Actions Taken By Written Consent -- Timing" on page 5.

Q5.   Do you have any plans to issue any other shares of preferred stock?

A5.   No. Except as for the issuance of 1,674 shares of Playboy Convertible
Preferred Stock to Mr. Hefner in exchange for his shares of preferred stock of Holdings, we are not presently considering any transaction involving the issuance of preferred stock nor are there any plans, proposals, negotiations, agreements or understandings to issue or to make any acquisition utilizing preferred stock. However, opportunities requiring prompt action may arise, such as favorable market conditions existing for the sale of a particular type of preferred stock. Our Board of Directors believes that the potential delay and expense in seeking stockholder approval for a specific issuance of preferred stock could deprive us and our stockholders of the ability effectively to benefit from such an opportunity or cause the loss of attractive financing arrangements.

Q6.   What is the tax impact to me of the charter amendment and the Playboy stock issuance?

A6.   None. Your shares are not being sold or exchanged in connection with the matters described in this Information Statement, so there is no taxable transaction related to your shares. For additional information regarding the tax consequences of the charter amendment and the Playboy stock issuance, see the section of this Information Statement entitled "Actions Taken By Written Consent -- Material Federal Income Tax Consequences" on page 6.

Q7.   Am I entitled to dissenter's rights in connection with the charter amendment or the Playboy stock issuance?

A7. No appraisal rights are available under the DGCL in connection with the matters described in this Information Statement. For additional information regarding stockholders' appraisal rights, see the section of this Information Statement entitled "Actions Taken By Written Consent -- Dissenters' Rights of Appraisal" on page 6.

Q8.   Whom can I call with questions about the charter amendment or the Playboy stock issuance?

A8.   You should contact our Investor Relations Department by phone at (312)
373-2430, or by mail addressed to Playboy Enterprises, Inc., Investor Relations Department, 680 North Lake Shore Drive, Chicago, Illinois 60611, with any questions about the charter amendment or the Playboy stock issuance.

                        ACTIONS TAKEN BY WRITTEN CONSENT

Background and Board Action

         As previously announced, on March 11, 2003, we completed the private offering of $115 million in aggregate principal amount of senior secured notes by Holdings. As a condition to the sale of these notes, we were required by the purchasers of the notes to restructure the outstanding indebtedness of Playboy.com owed to Mr. Hefner by converting such debt into equity of Playboy Enterprises, Inc.

         Our Board of Directors appointed a special committee of independent directors to evaluate, negotiate and determine the terms of the Hefner debt restructuring on our behalf. The special committee approved the Hefner debt restructuring on the terms described below and recommended to the full Board of Directors that it approve the Hefner debt restructuring on those terms, which it did. In connection with their respective approvals of the Hefner debt restructuring, the special committee and the Board of Directors received an opinion from an independent financial advisor of national standing retained by the special committee to the effect that the Hefner debt restructuring was fair to us from a financial point of view.

         At the time of the Hefner debt restructuring, Playboy.com had an aggregate of approximately $27.2 million of outstanding indebtedness to Mr. Hefner in the form of three promissory notes. Upon the closing of the note offering, Playboy.com's debt to Mr. Hefner was restructured as follows:

         o a $10 million promissory note payable by Playboy.com to Mr. Hefner was extinguished in exchange for 1,000 shares of Series A preferred stock of Holdings with a stated value of $10,000 per share, which we refer to as the Holdings Series A Preferred Stock; and

         o the other two promissory notes payable by Playboy.com to Mr. Hefner, in a combined principal amount of approximately $17.235 million, were extinguished in exchange for $500,000 in cash and 1,674 shares of Series B preferred stock of Holdings with a stated value of $10,000 per share, which we refer to as the Holdings Series B Preferred Stock.

         Pursuant to the terms of the exchange agreement and the certificate of designation governing the Holdings Series A Preferred Stock, we are required to exchange the Holdings Series A Preferred Stock for shares of our Class B common stock. Pursuant to the terms of the exchange agreement and the certificate of designation governing the Holdings Series B Preferred Stock, we are required to exchange the Holdings Series B Preferred Stock for shares of Playboy Convertible Preferred Stock.

         Holdings will be required to redeem the Holdings Series A Preferred Stock in September 2010, unless exchanged earlier for our Class B common stock as provided by the terms of the Holdings Series A Preferred Stock, and the Holdings Series A Preferred Stock will pay an annual dividend of 8%, payable semi-annually. The dividend will be payable in cash, provided that if the exchange of the Holdings Series A Preferred Stock for shares of our Class B common stock has not occurred prior to the 90th day following the original issuance of the Holdings Series A Preferred Stock, dividends accruing after that date will be paid through the issuance of additional shares of Holdings Series A Preferred Stock. The number of shares of our Class B common stock issued in the exchange will be determined by dividing (a) the sum of the aggregate stated value of the then outstanding shares of Holdings Series A Preferred Stock and the amount of accrued and unpaid dividends by (b) the weighted average closing price of our Class B common stock during the 90-day period prior to the date of the charter amendment.

         Holdings will be required to redeem the Holdings Series B Preferred Stock in September 2010, unless exchanged earlier for shares of our Playboy Convertible Preferred Stock as provided by the terms of the Holdings Series B Preferred Stock, and the Holdings Series B Preferred Stock will pay an annual cash dividend of 8%, payable semi-annually. Each share of Holdings Series B Preferred Stock will be exchanged for one share of Playboy Convertible Preferred Stock plus an amount equal to any accrued but unpaid dividends. The shares of our Playboy Convertible Preferred Stock to be issued in exchange for the Holdings Series B Preferred Stock will have the same terms as the Holdings Series B Preferred Stock, except that they will be convertible at the option of the holder into shares of our Class B common stock. For more information regarding the terms of the Playboy Convertible Preferred Stock, see the section of this Information Statement entitled "Description of Capital Stock -- Preferred Stock."

Some Possible Effects of the Charter Amendment

         In addition to allowing us to complete the Hefner debt restructuring, we believe that the authorization to issue undesignated preferred stock is necessary to provide us with, among other things, greater flexibility in raising capital, structuring transactions that involve the issuance of preferred stock, engaging in future acquisitions and other corporate purposes. We believe that the undesignated preferred stock will provide us with a capital structure better suited to meet our short- and long-term capital needs.

         The authorized and unissued preferred stock would be available for issuance from time to time as determined by our Board of Directors for any proper corporate purpose. Such purposes might include issuance in public or private sale for cash as a means of obtaining capital for use in our business and operations and issuance as part or all of the consideration required to be paid by us for acquisitions or other businesses or properties. The timing and terms of the issuance of preferred stock to be issued in connection with any such transactions would depend on a number of factors, including economic and market conditions at the time of the specific transactions, our business, financial condition, strategic goals, the particular circumstances of the transaction in which the shares are issued and other factors. Furthermore, except as may be required for a particular issuance under applicable laws or the securities market on which our securities are then listed or quoted, the preferred stock may be issued upon the approval of the Board of Directors, without any further vote or action on the part of our stockholders.

         We can use the preferred stock with our common stock, or instead of our common stock, in connection with future acquisitions, raising new capital, planning future financing transactions or for other corporate purposes. The preferred stock would be particularly useful for such purposes since our Board of Directors would have the authority to choose the exact terms of the class or series to respond to investor preferences, developments in types of preferred stock, market conditions and the nature of the specific transaction, except that our Board of Directors would be prohibited from issuing any shares of preferred stock with any voting rights or that are convertible into shares of our Class A common stock. When seeking additional financing or capital, it may be advantageous to us in some cases to structure a transaction which provides for the issuance of equity rather than debt, although the equity may require the payment of dividends rather than the payment of interest on debt instruments. Furthermore, if an acquisition involves another entity which has an outstanding class or series of preferred stock, the availability of preferred stock which can be offered in exchange for that security will provide us with the flexibility to appropriately structure the transaction in a manner which may facilitate the negotiation and the consummation of such transaction.

         The issuance of preferred stock may have a dilutive effect on the equity of the holders of our Class A common stock and Class B common stock. Any shares of preferred stock that we issue likely would have preference over our Class A common stock and Class B common stock with respect to dividends and other distributions and could have redemption or conversion features. The Playboy Convertible Preferred Stock that we will issue to Mr. Hefner will rank senior to our common stock with respect to dividends, liquidations and other distributions and will be convertible into shares of our Class B common stock.

Amendment to Our Charter

         Our charter currently authorizes 7,500,000 shares of Class A common stock, par value $.01 per share, and 30,000,000 shares of Class B common stock, par value $.01 per share. As of February 28, 2003, there were 4,864,102 shares of our Class A Common Stock and 21,424,706 shares of our Class B common stock issued and outstanding.

         On or after April   , 2003 (20 days after the date of the mailing of
this Information Statement), we will amend our charter. The charter amendment will authorize 10,000,000 shares of undesignated preferred stock. As soon as practicable after the effectiveness of the charter amendment, our Board of Directors will designate 1,674 of shares of preferred stock as Playboy Convertible Preferred Stock. There will be no change to the number of authorized shares of Class A common stock and Class B common stock as a result of the charter amendment. A copy of the charter amendment is attached as

Exhibit A to this Information Statement. For more information regarding our authorized capital stock, see the section of this Information Statement entitled "Description of Capital Stock."

Issuance of Class B Common Stock and Playboy Convertible Preferred Stock

         After our Board of Directors designates the Playboy Convertible Preferred Stock, we will complete the Hefner debt restructuring by issuing to Mr. Hefner shares of our Class B common stock and Playboy Convertible Preferred Stock in exchange for the shares of Holdings Series A Preferred Stock and Holdings Series B Preferred Stock he now owns. For more information regarding the timing of the Playboy stock issuance, see the section of this Information Statement entitled "Actions Taken By Written Consent -- Timing."

Approval Necessary; Stockholder Action

         Under the DGCL, approval of an amendment to a company's certificate of incorporation requires the affirmative vote of the holders of a majority of the outstanding shares of the company's voting stock. Under the rules of the New York Stock Exchange, approval of a majority of the outstanding shares of a company's voting stock is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, to:

     o a director, officer or substantial security holder of the company, each of whom is referred to as a related party;

     o a subsidiary, affiliate or other closely-related person of a related party; or

     o any company or entity in which a related party has a substantial direct or indirect interest if the number of shares of common stock to be issued, or if the number of shares of common stock into which the securities may be convertible or exercisable, exceeds either one percent of the number of shares of common stock or one percent of the voting power outstanding before the issuance. We are required to obtain stockholder approval under the rules of the New York Stock Exchange because Mr. Hefner is a related party under these rules and the number of shares of Class B common stock to be issued to Mr. Hefner in exchange for his shares of Holdings Series A Preferred Stock, together with the number of shares of Class B common stock into which the Playboy Convertible Preferred Stock to be issued to Mr. Hefner may be converted, will exceed one percent of the number of shares of our Class B common stock outstanding before the issuance.

         Section 228 of the DGCL permits stockholders to approve any action that would be taken at any annual or special meeting without a meeting by written consent of the holders of the minimum number of votes that would be necessary to authorize the action at a meeting. In addition, our bylaws expressly provide that any action that is required to or may be taken at a meeting of stockholders may be taken by written consent in lieu of a meeting. Our Class A common stock is the only class of our common stock entitled to vote on the charter amendment and the Playboy stock issuance. Mr. Hefner, as trustee of The Hugh M. Hefner 1991 Trust, has sole investment and voting power over approximately 69.53% of our outstanding voting stock, which is sufficient for stockholder approval of the charter amendment and the Playboy stock issuance. Mr. Hefner has signed a written stockholder's consent approving these matters. As a result, no action is required on your part.

         APPROVAL OF THE MATTERS DESCRIBED IN THIS INFORMATION STATEMENT HAS BEEN OBTAINED WITHOUT THE VOTE OF ANY OTHER STOCKHOLDER. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Timing

         The charter amendment will be effected by the filing of a certificate of amendment to our charter with the Secretary of State of the State of Delaware on or after April , 2003 (20 days after the date of the mailing of this Information Statement). The charter amendment will take effect upon such filing.

         As soon as practicable following the effectiveness of the charter amendment, our Board of Directors will designate the Playboy Convertible Preferred Stock and, thereafter, we will complete the Hefner debt restructuring by issuing shares of our Class B common stock and Playboy Convertible Preferred Stock to Mr. Hefner in exchange for the shares of Holdings Series A Preferred Stock and Holdings Series B Preferred Stock he now owns.

Interests of Certain Persons

         Mr. Hefner approved the charter amendment and Playboy stock issuance by written consent. On March 11, 2003, the date of the written consent, Mr. Hefner had sole investment and voting power over approximately 69.53% of our outstanding voting stock. Mr. Hefner founded Playboy in 1953 and currently serves as our Editor-in-Chief. As part of the Hefner debt restructuring, Mr. Hefner will receive shares of our Class B common stock and Playboy Convertible Preferred Stock.

Material Federal Income Tax Consequences

         Neither the charter amendment nor the Playboy stock issuance will be a taxable transaction to our stockholders as the outstanding shares of Class A common stock and Class B common stock are not being sold or exchanged in connection with these actions. These actions will not have material adverse tax consequences to us.

Dissenters' Rights of Appraisal

         No appraisal rights are or will be available under the DGCL in connection with the matters described in this Information Statement.

                          DESCRIPTION OF CAPITAL STOCK

General.

         Our currently authorized capital stock consists of 37,500,000 shares of common stock, of which 7,500,000 shares are Class A common stock, par value $0.01 per share, and 30,000,000 shares are Class B common stock, par value $0.01 per share. After effectiveness of the charter amendment, our authorized capital stock will include 10,000,000 shares of preferred stock, par value $0.01 per share. All outstanding shares of our Class A common stock and Class B common stock are validly issued, fully paid and non-assessable. Shares of our Class A common stock are traded on the New York Stock Exchange under the symbol "PLAA" and shares of our Class B common stock are traded on the New York Stock Exchange under the symbol "PLA." On April , 2003, the most recent practicable day before the printing of this Information Statement, our Class A common stock closed at $ per share and our Class B common stock closed at $ per share.

Common Stock

         Voting. Each share of Class A common stock entitles its holder to one vote on all matters submitted to the stockholders, including the election of directors. Each share of Class B common stock has no voting rights, other than those as described below or as required by law. Under the DGCL, holders of Class B common stock are entitled to vote on proposals to increase or decrease the number of authorized shares of Class B common stock, to change the par value of the Class B common stock or to alter or change the powers, preferences or special rights of the shares of Class B common stock which may affect them adversely.

         Dividends and Other Distributions (including distributions upon liquidation or sale of Playboy Enterprises, Inc.). Each share of Class A common stock and Class B common stock is equal with respect to dividends and other distributions in cash, stock or property (including distributions upon our liquidation, dissolution or winding up of our affairs), except as described below. Subject to the rights of any outstanding series of our preferred stock, dividends or other distributions payable on our common stock in shares of stock will be made to all holders of our common stock and may be made either (a) in shares of Class B common stock or any security other than Class A common stock to the record holders of both Class A common stock and Class B common stock, or (b) in shares of Class A common stock to the record holders of Class A common stock and shares of Class B common stock to the record holders of Class B common stock. In no event will either Class A common stock or Class B common stock be split, divided or combined unless the other is proportionately split, divided or combined.

         Non-Convertibility. Neither the Class A common stock nor the Class B common stock is convertible into the other, or any of our other securities.

         Minority Protection Transactions. If any person or group acquires beneficial ownership of additional Class A common stock (other than upon original issuance by us, by operation of law, by will or the laws of descent and distribution, by gift or by foreclosure of a bona fide loan), or any persons holding Class A common stock form a group, and the acquisition or formation results in that person or group owning 10% or more of the Class A common stock then outstanding, which we refer to as a "Related Person," and the Related Person does not then own an equal or greater percentage of all outstanding shares of Class B common stock, the Related Person must, within a 90-day period beginning the day after becoming a Related Person, make a public tender offer to acquire additional shares of Class B common stock, which we refer to as a "Minority Protection Transaction." For purposes of this provision, "beneficial ownership" and "group" have the respective meanings of those terms as used in Rule 13d-3 and Rule 15d-5(b) under the Exchange Act or any successor statute or regulations.

         In a Minority Protection Transaction, the Related Person must offer to acquire from the holders of Class B common stock that number of shares of additional Class B common stock, which we refer to as the "Additional Shares," determined by (1) multiplying the percentage of outstanding Class A common stock beneficially owned by the Related Person by the total number of shares of Class B common stock outstanding on the date the person or group became a Related Person, and (2) subtracting the total number of shares of Class B common stock beneficially owned by the Related Person on that date (including shares acquired on that date or before the time the person or group became a Related Person). The Related Person must acquire all shares validly tendered or, if the number of shares tendered exceeds the number determined under the formula, a proportionate amount from each tendering holder.

         The offer price for any shares required to be purchased by the Related Person in a Minority Protection Transaction is the greater of (1) the highest price per share paid by the Related Person for any share of Class A common stock in the six-month period ending on the date the person or group became a Related Person, or (2) the highest bid price of a share of the Class A common stock or Class B common stock on the New York Stock Exchange on the date the person or group became a Related Person.

         A Minority Protection Transaction will also be required by any Related Person, and any other person or group beneficially owning 10% or more of the outstanding Class A common stock, which we refer to as an "Interested Common Stockholder," that acquires additional Class A common stock (other than upon issuance or sale by us, by operation of law, by will or the laws of descent and distribution, by gift or by foreclosure of a bona fide loan) or joins with other persons to form a group, whenever an additional acquisition or formation results in the Related Person or Interested Common Stockholder owning the next highest integral multiple of 5% (e.g. 15%, 20%, 25%, etc.) of the outstanding Class A common stock and the Related Person or Interested Common Stockholder does not own an equal or greater percentage of all outstanding shares of Class B common stock. The Related Person or Interested Common Stockholder will be required to extend an offer to buy that number of Additional Shares prescribed by the formula stated above, and must acquire all shares validly tendered or a proportionate amount as specified above at the price determined above, even if a previous offer resulted in fewer shares of Class B common stock being tendered than the previous offer included.

         The requirement to engage in a Minority Protection Transaction is satisfied by making the requisite offer and purchasing validly tendered shares, even if the number of shares tendered is less than the number of shares included in the required offer. The penalty applicable to any Related Person or Interested Common Stockholder that fails to make a required offer, or to purchase shares validly tendered (after proration, if any), is to suspend automatically the voting rights of the shares of Class A common stock owned by the Related Person or Interested Common Stockholder until completion of the required offer or until divestiture of the shares of Class A common stock that triggered the offer requirement. Neither the Minority Protection Transaction requirement nor the related penalty apply to any increase in percentage ownership of Class A common stock resulting solely from a change in the total amount of Class A common stock outstanding.

         Similar requirements apply to any purchases by us, except that any treasury shares will be included in the calculations. All calculations are based upon numbers of shares reported by us in out most recent annual or quarterly report filed under the Exchange Act, or any current report filed on Form 8-K.

         This provision of our charter may be amended in a manner adversely affecting the holders of Class B common stock (including amendments effected in any merger or consolidation involving us) only if the amendment is approved by a majority vote of holders of Class B common stock who are not Related Persons or Interested Common Stockholders.

         Preemptive Rights. Our common stock does not carry any preemptive rights enabling a holder to subscribe for or receive shares of any class of our common stock or any other securities convertible into shares of any class of our common stock.

         Mergers and Acquisitions. Each holder of Class B common stock will be entitled to receive the same per share consideration as the per share consideration, if any, received by any holder of the Class A common stock in a merger or consolidation of us (whether or not we are the surviving corporation). Any issuance of shares of Class A common stock in a merger or other acquisition transaction must be approved by the holders of a majority of the shares of Class A common stock unless shares of Class B common stock are also issued in the transaction and the quotient determined by dividing the number of shares of Class B common stock to be so issued by the number of shares of Class A common stock to be so issued is at least equal to the quotient determined, immediately before the transaction, by dividing the total number of outstanding shares of Class B common stock by the total number of outstanding shares of Class A common stock and Class B common stock taken together.

Preferred Stock

         Upon effectiveness of the charter amendment, we will be authorized to issue up to 10,000,000 shares of preferred stock. Except for the shares to be designated as Playboy Convertible Preferred Stock and issued to Mr. Hefner in connection with the Hefner debt restructuring, the preferred stock will be undesignated and the rights, preferences, qualifications, limitations and restrictions will not be fixed. Our Board of Directors will be authorized to:

         o issue these shares, without any future stockholder action or approval, in one or more classes or series;

         o establish from time to time the number of shares to be included in each series; and

         o fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations or restrictions;

provided, however, that any such series of preferred stock shall not have any voting powers, except as required by law or in the event of failure to pay dividends, and shall in no event be convertible into shares of our Class A common stock.

         Series A Convertible Preferred Stock.

               As soon as practicable following the effectiveness of the charter amendment, which we expect will be on or after April , 2003 (20 days from the date of mailing of this Information Statement), our Board of Directors will designate 1,674 shares of preferred stock as Series A Convertible Preferred Stock, which we have been referring to as Playboy Convertible Preferred Stock, with a stated value per share of $10,000. This designation will become effective upon the filing of a certificate of designations for the Playboy Convertible Preferred Stock with the Secretary of State of the State of Delaware.

               Voting. Except as required by law, each share of Playboy Convertible Preferred Stock will have no voting rights, other than with respect to any matters required to be submitted to a vote of the holders of shares of our Class B common stock under applicable law. In these votes, the holders of outstanding shares of Playboy Convertible Preferred Stock will vote together with the holders of shares of our Class B common stock as a single class and will be entitled to the number of votes per share of Playboy Convertible

         Preferred Stock equal to the number of shares of Class B common stock into which such share of Playboy Convertible Preferred Stock is convertible at the time. Under the DGCL, holders of Playboy Convertible Preferred Stock will be entitled to vote on proposals to increase or decrease the number of authorized shares of Playboy Convertible Preferred Stock, to change the par or stated value of the Playboy Convertible Preferred Stock or to alter or change the powers, preferences or special rights of the shares of Playboy Convertible Preferred Stock which may affect them adversely.

               Dividends. Holders of Playboy Convertible Preferred Stock will be entitled to receive cumulative cash dividends at an annual rate of 8%, payable semi-annually. If the payment in cash of dividends due on the Playboy Convertible Preferred Stock is prohibited by the terms of the indenture governing the notes issued by Holdings, no cash dividends shall be paid or payable on the Playboy Convertible Preferred Stock until such time as the payment of dividends in cash is no longer prohibited by the terms of that indenture. In the event that the payment in cash of dividends is so prohibited, we may, at our option, pay any dividend due on the Playboy Convertible Preferred Stock in shares of our Class B common stock.

               We will be prohibited from declaring or paying dividends on our Class A common stock or our Class B common stock or on any other capital stock ranking junior to the Playboy Convertible Preferred Stock as to dividends unless and until full cumulative dividends on the shares of Playboy Convertible Preferred Stock in respect of all past semi-annual dividends have been paid and the full amount of dividends on the shares of Playboy Convertible Preferred Stock in respect of the then current semi-annual dividend period shall have been declared in full and sums set aside for the payment thereof.

               Liquidation Preference. Upon our liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, each holder of Playboy Convertible Preferred Stock would be entitled to receive, out of our assets available for distribution to stockholders, an amount on such date equal to $10,000 per share of Playboy Convertible Preferred Stock plus any accrued and unpaid dividends. This payment will be paid before any distribution is made on our Class A common stock, Class B common stock or any other security ranking junior to the Playboy Convertible Preferred Stock, but will be subject to the rights of our creditors and holders of our securities that rank senior to or on a parity as to liquidation with the Playboy Convertible Preferred Stock.

               Optional Conversion. Each share of Playboy Convertible Preferred Stock will be convertible at any time, at the option of the holder, into shares of our Class B common stock at a price, which we refer to as the conversion price, equal to 125% of the weighted average closing price of our Class B common stock over the 90-day period prior to the exchange of the Holdings Series B Preferred Stock for Playboy Convertible Preferred Stock.

               Mandatory Conversion. After the date that is three years after the date of the exchange of the Holdings Series B Preferred Stock for Playboy Convertible Preferred Stock, if at anytime the weighted average closing price of our Class B common stock for 15 consecutive trading days equals or exceeds 150% of the conversion price, we will have the option, by delivering a written notice to holders of shares of Playboy Convertible Preferred Stock provided within five business days after the end of such 15 day period, to convert any or all shares of Playboy Convertible Preferred Stock into the number of shares of Class B common stock determined by dividing (a) the sum of the aggregate stated value of such Playboy Convertible Preferred Stock ($16.735 million) and the amount of accrued and unpaid dividends by (b) the conversion price.

               Effect of Optional or Mandatory Conversion. From and after the effective date of any optional or mandatory conversion of shares of Playboy Convertible Preferred Stock, such converted shares will no longer be deemed outstanding, dividends with respect to such shares will cease to accumulate, all rights whatsoever with respect to the shares so converted will terminate and the holders entitled to receive Class B common stock will be treated for all purposes as the record holder of such Class B common stock as of and after the effective date.

               Adjustment to Conversion Price. The formula for determining the conversion price will be subject to adjustment, without duplication, from time to time upon the occurrence of certain events, including:

                  o the payment of stock dividends in shares of Class B common stock;

                  o any dividend or other distribution declared, paid or made on or in respect of our Class B common stock;

                  o subdivisions, splits and combinations of our Class B common stock;

                  o any capital reorganization of us, any reclassification of our stock or any merger or consolidation of us with or into any other person; and

                  o distributions of Class B common shares on Class B common shares.

               Final Redemption. On September 15, 2010, we will be required to redeem all shares of Playboy Convertible Preferred Stock that are then outstanding at a redemption price equal to $10,000 per share plus the amount of accrued and unpaid dividends. The final redemption price may be paid, at our option, in either (i) cash, (ii) shares of our Class B common stock or (iii) any combination of cash and shares of Class B common stock. If we elect to pay the final redemption price in shares of our Class B common stock, the number of such shares to which a holder of shares of Playboy Convertible Preferred Stock will be entitled will be determined by dividing (a) the sum of the aggregate stated value of such Playboy Convertible Preferred Stock ($16.735 million) and the amount of accrued and unpaid dividends by (b) the weighted average closing price of our Class B common stock over the 90-day period prior to September 15, 2010.

Transfer Agent and Registrar.

         The transfer agent and registrar for our capital stock is LaSalle Bank National Association.

                            PLAYBOY STOCK OWNERSHIP

Playboy Stock Ownership by Certain Beneficial Owners

         The following table provides information about the only person who we believe, based on a review of filings with the Securities and Exchange Commission, as of February 28, 2003, beneficially owns more than 5% of our outstanding Class A common stock. Our Class A common stock is the only class of our common stock entitled to vote on the matters described in this Information Statement.

                                                   Number of Shares of      Percent
Name and Address                                   Class A Common Stock      of Class
-------------------------                          ---------------------    -----------

Hugh M. Hefner, Trustee(1)........................      3,381,836             69.53%
  The Hugh M. Hefner 1991 Trust
  2706 Media Center Drive,
  Los Angeles, California 90065
___________

(1) Mr. Hefner, our founder and Editor-in-Chief, owns these shares through The Hugh M. Hefner 1991 Trust. Mr. Hefner has sole investment and voting power over these shares.



Playboy Stock Ownership by Directors and Executive Officers

         The following table shows, as of February 28, 2003, the amount of common stock beneficially owned by each of our directors and by each of the next four most highly compensated executive officers during the year ended December 31, 2002 and by all directors and executive officers as a group. In general, "beneficial ownership" includes those shares over which a director or executive officer has the power to vote, or the power to transfer, and stock options that are currently exercisable or will become exercisable within 60 days of February 28, 2003. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                                                      Shares of        Percent of       Shares of        Percent of
                                                       Class A          Class A          Class B          Class B
Name (1)                                            Common Stock      Common Stock     Common Stock     Common Stock
--------------                                      --------------    -------------    -------------    -------------
Dennis S. Bookshester(2)........................         3,000             *                 36,563              *
David I. Chemerow(2)............................           800             *                 55,398              *
Donald G. Drapkin(2)............................             0             *                 27,500              *
James L. English(2).............................             0             *                 79,862              *
Linda G. Havard(2)..............................             0             *                184,709              *
Christie Hefner(2)..............................        72,274               1.49         1,126,275           5.07
Hugh M. Hefner(3)...............................     3,381,836              69.53         6,192,486          28.90
Jerome H. Kern..................................             0             *                  5,964              *
Sol Rosenthal(2)................................           252             *                 37,827              *
Richard S. Rosenzweig(2)........................           365             *                159,114              *
Sir Brian Wolfson(2)............................         2,500             *                 26,649              *
All Directors and Executive Officers as a
group (16 persons)(2)(3)........................     3,461,042              71.15         8,287,847          36.24

___________
*        Less than 1% of the total shares outstanding.

(1) In each case, beneficial ownership consists of sole voting and investment power, with the exception of Mr. Rosenthal, who owns two shares of Class A common stock and six shares of Class B common stock as custodian for his son. Mr. Rosenthal disclaims beneficial ownership of these shares. As of February 28, 2003, all directors and executive officers as a group shared voting and investment power over two shares of Class A common stock and six shares of Class B common stock.

(2) Includes the following shares of our Class B common stock that are subject to installments of stock option grants made under the Playboy Enterprises, Inc. 1989 Stock Option Plan, as amended, which we call the 1989 Stock Option Plan, the Amended and Restated Playboy Enterprises, Inc. 1995 Stock Incentive Plan, which we call the 1995 Stock Incentive Plan, the 1991 Directors' Stock Option Plan and the 1997 Equity Plan, which were either exercisable on February 28, 2003, or are exercisable within 60 days of February 28, 2003.

                                                                        Class B Common
Name                                                                       Stock
--------                                                              -----------------
                                                                      -----------------
Dennis S. Bookshester..................................................         17,500
David I. Chemerow......................................................         17,500
Donald G. Drapkin......................................................         22,500
James L. English.......................................................         60,500
Linda G. Havard........................................................        155,000
Christie Hefner........................................................        799,386
Jerome H. Kern.........................................................              0
Sol Rosenthal..........................................................         17,500
Richard S. Rosenzweig..................................................        100,000
Sir Brian Wolfson......................................................         17,500
All Directors and Executive Officers as a group (16 persons)...........      1,445,886


(3) Excludes the shares of Class B common stock that will be issued to Mr. Hefner in connection with the Hefner debt restructuring as well as the shares of Class B common stock into which the Playboy Convertible Preferred Stock to be issued to Mr. Hefner in connection with the Hefner debt restructuring may be converted.

                      WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy and information statements and other information with the SEC. The public may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

                                                                       EXHIBIT A
                                                                       ---------


                           CERTIFICATE OF AMENDMENT
                                    OF THE
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                           PLAYBOY ENTERPRISES, INC.

          -----------------------------------------------------------

                    Pursuant to Section 242 of the General
                   Corporation Law of the State of Delaware

          -----------------------------------------------------------

         PLAYBOY ENTERPRISES, INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the
"Corporation"), does hereby certify that:

         FIRST: The first paragraph of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

               "The total number of shares of all classes of capital stock which the corporation shall have authority to issue is Forty Seven Million Five Hundred Thousand (47,500,000) consisting of:
               (i) Seven Million Five Hundred Thousand (7,500,000) shares of Class A Common Stock of the par value of One Cent ($.01) per share, (ii) Thirty Million (30,000,000) shares of Class B Common Stock of the par value of One Cent ($.01) per share and
               (iii) Ten Million (10,000,000) shares of Preferred Stock of the par value of One Cent ($.01) per share."

         SECOND: The following paragraph is to be inserted as a new subsection E entitled "Terms of Preferred Stock" of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation:

               "The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the General Corporation Law of the State of Delaware, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions. Notwithstanding the foregoing, any such Preferred Stock shall not have any voting powers, except as required by law or in the event of failure to pay dividends, and shall in no event be convertible into shares of Class A Common Stock."

         THIRD: The foregoing amendments to the Amended and Restated Certificate of Incorporation of the Corporation were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, Playboy Enterprises, Inc. has caused this Certificate of Amendment to be executed by its duly authorized officer this __ day of _____________, 2003.


                                  PLAYBOY ENTERPRISES, INC.


                                  By: __________________________________________
                                      Name:  Howard Shapiro
                                      Title: Executive Vice  President, Law and
                                             Administration, General Counsel and
                                             Secretary




                                      A-2